Exhibit 99

Spirit AeroSystems Holdings, Inc.

3801 S. Oliver

Wichita, KS 67210

www.spiritaero.com

Spirit AeroSystems Holdings, Inc. Reports 3rd Quarter 2013 Financial Results; Revenues of $1.504 Billion and EPS of $0.65 Including ($124) Million in New Program Charges

Key Announcements from Ongoing Strategic and Financial Review

•                  New team members added, including Sanjay Kapoor as CFO

•                  Partnership with Bell Helicopter on the V-280 Valor, the next generation tiltrotor for the U.S. Army

•                  Intent to sell interest in Russian Joint Venture

•                  Continued cost reductions

Spirit 3Q13 Consolidated Results — Revenue, EPS, Operating Margin, Cash Flow, Liquidity, and Backlog

•                  Total revenues of $1.504 billion, up 10% y/y

•                  Reports fully-diluted EPS of $0.65, adjusted fully-diluted EPS of $0.77*

•                  Reports Operating Margin of 3.4%, adjusted Operating Margin of 11.3%*

•                  Cash From Operations of $185 million, adjusted Free Cash Flow of $141 million*, YTD adjusted Free Cash Flow of $51 million*

•                  Records net pre-tax charge of ($124) million primarily on the A350 XWB program

•                  Cash and cash equivalents were $436 million

•                  Total backlog ~$38 billion

Wichita, Kan., November 1, 2013 — Spirit AeroSystems Holdings, Inc. [NYSE: SPR] reported third quarter 2013 financial results reflecting continued strong demand for large commercial aircraft, solid mature program operating performance, and the impact of new program charges. Spirit’s third quarter 2013 revenues were $1.504 billion, up 10 percent from $1.365 billion for the same period of 2012, driven by higher production volumes.

Consolidated Financial Results Summary

Table 1. Summary Financial Results (unaudited)
	3rd Quarter			Nine Months
($ in millions, except per share data)	2013	2012	Change	2013	2012	Change

Revenues	$1,504	$1,365	10%	$4,467	$3,972	12%
Operating (Loss) Income	$51	($211)	124%	($44)	($6)	(663%)
Operating (Loss) Income as a % of Revenues	3.4%	(15.4%)	1,880 BPS	(1.0%)	(0.1%)	(90) BPS
Net (Loss) Income	$94	($134)	170%	($35)	($26)	(33%)
Net (Loss) Income as a % of Revenues	6.2%	(9.8%)	1,600 BPS	(0.8%)	(0.7%)	(10) BPS
(Loss) Earnings Per Share (Fully Diluted)	$0.65	($0.94)	169%	($0.24)	($0.18)	(33%)
Fully Diluted Weighted Avg Share Count	143.4	140.1		141.2	139.8

*Non-GAAP financial measure, see Appendix for reconciliation

Operating income was $51 million, compared to operating loss of ($211) million for the same period in 2012. Spirit recorded pre-tax charges of approximately ($124) million, or ($0.54) per share, primarily related to new programs, partially offset by a net pre-tax $28 million, or $0.12 per share favorable cumulative catch-up adjustment due to productivity and efficiency gains on mature programs.

The third quarter of 2012 included a pre-tax ($590) million, or ($2.90) per share charge primarily related to new programs partially offset by net pre-tax benefit of $219 million, or ($1.08) per share due to the final settlement with insurers for all claims relating to the April 14, 2012 severe weather event at the Wichita, Kan., facility and a pre-tax $18 million favorable cumulative catch-up adjustment.

Net income for the current quarter was $94 million, or $0.65 per fully diluted share, compared to a net loss of ($134) million, or ($0.94) per fully diluted share, in the same period of 2012. The current quarter also includes a $57 million, or $0.40 per share*, positive tax impact primarily related to net losses driven by new program charges.

“We are making progress but there is more work to be done. In the fourth quarter, we will have concluded our strategic and financial review and we will provide 2014 financial guidance with our fourth quarter and full-year 2013 earnings report,” said President and Chief Executive Officer Larry Lawson. “We had a productive quarter as we reduced costs and remained on track for our rate increases, we added key new talent, and announced an important strategic teaming arrangement with Bell Helicopter on the V-280 Valor for the U.S. Army, as well as the intended sale of our interest in the Russian Joint Venture. These decisions support our goals of positioning the company for growth in the future, for reducing costs, and better aligning our resources towards value-added engineering and manufacturing where we have the greatest competitive advantage and potential for growth.”

“Spirit’s strong third quarter performance across the mature programs demonstrates the predictable and consistent earnings and cash flow capability of this business. While we’ve made significant investments on next generation twin aisle aircraft, these programs position Spirit on the products which drive the long-term growth trends in this market segment,” Lawson continued.

“Spirit’s position on the industry’s leading commercial aircraft translates directly to our $38 billion backlog as global demand for these products remains strong. Spirit is well-positioned to benefit from the long-lived commercial aerospace up-cycle,” Lawson added.

* Non-GAAP financial measure, see Appendix for reconciliation

“Looking forward, given our capability and affordability, we see continued growth opportunities in the large commercial aircraft and defense market segments as both commercial and defense OEMs seek the capable, cost-effective engineering and manufacturing capabilities that Spirit brings to the market,” Lawson concluded.

Spirit’s backlog at the end of the third quarter of 2013 was approximately $38 billion.  Spirit calculates backlog based on current contractual prices for products and volumes from the published firm order backlogs of Boeing and Airbus, along with firm orders from Gulfstream and other customers.

Spirit updated its contract profitability estimates during the third quarter of 2013, resulting in a net pre-tax $28 million or $0.12 per share, favorable cumulative catch-up adjustment due to productivity and efficiency gains on mature programs.

Additionally, the company recorded net pre-tax charges of ($124) million, or ($0.54) per share. These include pre-tax charges of ($112) million, or ($0.49) per share on the A350 XWB fuselage program which consists of ($79) million, or ($0.35) per share, on the A350 XWB recurring fuselage program and ($33) million, or ($0.14) per share, on the A350 XWB non-recurring fuselage program. In addition, the company recorded additional pre-tax charges of ($6) million, or ($0.03) per share, on the G280 wing program; and an additional net ($6) million, or ($0.02) per share on low volume large commercial programs.

In comparison, the third quarter of 2012 operating income included a pre-tax $18 million favorable cumulative catch-up adjustment, and pre-tax charges of ($590) million primarily related to new programs.

Cash flow from operations was a $185 million source of cash for the third quarter of 2013, compared to a $103 million source of cash for the third quarter of 2012.  The same period of 2012 included a customer advance payment of $50 million associated with the A350 XWB fuselage program.

Table 2. Cash Flow and Liquidity (unaudited)
	3rd Quarter		Nine Months
($ in millions)	2013	2012	2013	2012

Cash Flow from Operations	$185	$103	$199	$236
Purchases of Property, Plant & Equipment**	($57)	($67)	($192)	($171)
Free Cash Flow*	$128	$36	$7	$65
Adjusted Free Cash Flow*#	$141	$17	$51	($203)

**Purchases of Property, Plant & Equipment includes purchases related to the April 14th, 2012 severe weather event
#Excludes Net Severe Weather Impact and Net A350 Customer Advances
			September 26,	December 31,
Liquidity			2013	2012

Cash			$436	$441
Total Debt			$1,170	$1,176

Cash balances at the end of the quarter were $436 million and debt balances were $1,170 million. At the end of the third quarter of 2013, the company’s $650 million revolving credit facility remained undrawn.  (Table 2)

The company’s credit rating remained unchanged at the end of the third quarter 2013 with a Ba2, negative outlook by Moody’s Investor Services and a BB, negative outlook by Standard and Poor’s.

Financial Outlook and Risk to Future Financial Results

On May 2, 2013, Spirit announced a comprehensive strategic and financial review of the company’s development programs in Tulsa, Wichita, Kinston, and St. Nazaire and a suspension of financial guidance.  The review is scheduled to conclude in the fourth quarter of 2013. Upon the reporting of its fourth quarter and full-year 2013 results, the company intends to issue financial guidance for 2014. The review may result in additional strategic decisions and financial impact. Factors which are the subject of, and could impact our review include those described more fully in the “Risk Factors” section of our filings with the Securities and Exchange Commission. These factors include Spirit’s ability to achieve acceptable shipset pricing with its customers including as it relates to derivative airplane model pricing on the 787-9 and 787-10, our ability to achieve anticipated productivity and cost improvement for all of our airplane programs, the risk of higher than forecast non-recurring costs on new programs, and fluctuations in demand in the market for commercial and business jet aircraft.

* Non-GAAP financial measure, see Appendix for reconciliation

Segment Results

Fuselage Systems

Fuselage Systems segment revenues for the third quarter of 2013 were $710 million, up 8 percent from the same period last year, driven by higher production volumes.  Operating profits were $26 million, with operating margins of 3.6 percent as compared to 17.3(1) percent during the same period of 2012. In the third quarter of 2013 the segment recorded net pre-tax forward losses of ($112) million on the A350 XWB fuselage program which consists of ($79) million on the A350 XWB recurring fuselage program reflecting early development discovery and changes and associated production inefficiencies, and higher test and transportation costs across the buy and ($33) million on the A350 XWB non-recurring fuselage program driven by engineering efforts on the -1000 derivative; and an additional pre-tax forward loss of ($5) million on the 747-8 program. The segment also realized a net pre-tax $20 million favorable cumulative catch-up adjustment in the quarter as a result of productivity and efficiency gains on mature programs. In comparison, the segment realized a net pre-tax $14 million favorable cumulative catch-up adjustment in the third quarter of 2012.

Propulsion Systems

Propulsion Systems segment revenues for the third quarter of 2013 were $389 million, up 9 percent from the same period last year, driven by higher production volumes.  Operating profits were $70 million for an operating margin of 18.0 percent as compared to (26.9)(1) percent in the third quarter of 2012. In the third quarter of 2013 the segment realized an additional pre-tax forward loss of ($1) million on the 767 program reflecting program performance and a net pre-tax $4 million favorable cumulative catch-up adjustment as a result of productivity and efficiency gains on other mature programs.  In comparison, the segment realized a net pre-tax ($151) million forward loss on the BR725 program and a $4 million favorable cumulative catch-up adjustment in the third quarter of 2012.

Wing Systems

Wing Systems segment revenues for the third quarter of 2013 were $398 million, up 15 percent from the same period last year, driven by higher production volumes. Operating profits were $35 million for an operating margin of 8.8 percent as compared to (117.6)(1) percent during the same period of 2012. In the third quarter of 2013 the segment recorded an additional pre-tax forward loss charge of ($6) million on the G280 program primarily related to the price of future airplane deliveries.  Additionally, in the current quarter, the segment realized a net pre-tax $4 million favorable cumulative catch-up adjustment due to productivity and efficiency gains on mature programs. In comparison, in the third quarter of 2012 the segment recorded net pre-tax charges of ($439) million primarily related to new program charges.

(1) Warranty reserve of $2.8 million in 2012 reclassified from segment operating income to unallocated cost of sales to conform to current year presentation.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” that may involve many risks and uncertainties. Forward-looking statements reflect our current expectations or forecasts of future events. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “intend,” “estimate,” “believe,” “project,” “continue,” “plan,” “forecast,” or other similar words, or the negative thereof, unless the context requires otherwise. These statements reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown. Our actual results may vary materially from those anticipated in forward-looking statements. We caution investors not to place undue reliance on any forward-looking statements. Important factors that could cause actual results to differ materially from those reflected in such forward-looking statements and that should be considered in evaluating our outlook include, but are not limited to, the following: our ability to continue to grow our business and execute our growth strategy, including the timing, execution and profitability of new programs; our ability to perform our obligations and manage costs related to our new commercial and business aircraft development programs and the related recurring production; margin pressures and the potential for additional forward losses on aircraft development programs; our ability to accommodate, and the cost of accommodating, announced increases in the build rates of certain aircraft; the effect on business and commercial aircraft demand and build rates of the following factors: continuing weakness in the global economy and economic challenges facing commercial airlines, a lack of business and consumer confidence, and the impact of continuing instability in global financial and credit markets, including, but not limited to, any failure to avert a sovereign debt crisis in Europe; customer cancellations or deferrals as a result of  global economic uncertainty; the success and timely execution of key milestones such as deliveries of Boeing’s B787; and certification and first delivery of Airbus’ A350 XWB aircraft program, receipt of necessary regulatory approvals, and customer adherence to their announced schedules; our ability to successfully negotiate new pricing under our agreements with Boeing; our ability to enter into profitable supply arrangements with additional customers; the ability of all parties to satisfy their performance requirements under existing supply contracts with Boeing and Airbus, our two major customers, and other customers and the risk of nonpayment by such customers; any adverse impact on Boeing’s and Airbus’ production of aircraft resulting from cancellations, deferrals or reduced orders by their customers or from labor disputes or acts of terrorism; any adverse impact on the demand for air travel or our operations from the outbreak of diseases or epidemic or pandemic outbreaks; returns on pension plan assets and the impact of future discount rate changes on pension obligations; our ability to borrow additional funds or refinance debt; our ability to sell our Oklahoma sites for a price acceptable to us; competition from original equipment manufacturers and other aerostructures suppliers; the effect of governmental laws, such as U.S. export control laws and U.S. and foreign anti-bribery laws such as the Foreign Corrupt Practices Act and United Kingdom Bribery Act, and environmental laws and agency regulations, both in the U.S. and abroad; the cost and availability of raw materials and purchased components; our ability to recruit and retain highly skilled employees and our relationships with the unions representing many of our employees; spending by the U.S. and other governments on defense; the possibility that our cash flows and borrowing facilities may not be adequate for our additional capital needs or for payment of interest on and principal of our indebtedness; our exposure under our existing senior secured revolving credit facility to higher interest payments should interest rates increase substantially; the effectiveness of any interest rate and foreign currency hedging programs; the outcome or impact of ongoing or future litigation, claims and regulatory actions; our exposure to potential product liability and warranty claims; and the accuracy or completeness of our assessment of damage and costs of restoration and recovery from the severe weather event that hit our Wichita, Kan., facility on April 14, 2012. These factors are not exhaustive and it is not possible for us to predict all factors that could cause actual results to differ materially from those reflected in our forward-looking statements.  These factors speak only as of the date hereof, and new factors may emerge or changes to the foregoing factors may occur that could impact our business. As with any projection or forecast, these statements are inherently susceptible to uncertainty and changes in circumstances. Except to the extent required by law, we undertake no obligation to, and expressly disclaim any obligation to, publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Appendix

Table 3. Segment Reporting	(unaudited)			(unaudited)
	3rd Quarter			Nine Months
($ in millions)	2013	2012	Change	2013	2012	Change

Segment Revenues
Fuselage Systems	$710.3	$660.4	7.6%	$2,160.3	$1,910.4	13.1%
Propulsion Systems	$389.2	$357.6	8.8%	$1,183.1	$1,052.8	12.4%
Wing Systems	$397.8	$344.6	15.4%	$1,109.7	$999.8	11.0%
All Other	$6.4	$2.7		$13.5	$9.1
Total Segment Revenues	$1,503.7	$1,365.3	10.1%	$4,466.6	$3,972.1	12.4%

Segment (Loss) Earnings from Operations
Fuselage Systems	$25.8	$114.5	(77.5%)	$297.2	$298.0	(0.3%)
Propulsion Systems	$70.0	($96.2)	172.8%	$216.9	$18.8	1,053.7%
Wing Systems	$34.9	($405.4)	108.6%	($351.3)	($356.3)	1.4%
All Other	$0.8	$0.2		$4.1	$1.2
Total Segment Operating (Loss) Earnings(1)	$131.5	($386.9)	134.0%	$166.9	($38.3)	535.8%

Unallocated Expense
Corporate SG&A	($48.2)	($38.6)	24.9%	($138.0)	($112.6)	22.6%
Impact From Severe Weather Event	($4.6)	$218.8		($19.6)	$164.3
Research & Development	($2.1)	($1.0)	110.0%	($5.9)	($3.4)	73.5%
Cost of Sales(1)	($26.1)	($2.8)	832.1%	($46.9)	($15.7)	198.7%
Total (Loss) Earnings from Operations	$50.5	($210.5)	124.0%	($43.5)	($5.7)	(663.2%)

Segment Operating (Loss) Earnings as % of Revenues
Fuselage Systems	3.6%	17.3%	(1,370) BPS	13.8%	15.6%	(180) BPS
Propulsion Systems	18.0%	(26.9% )	4,490 BPS	18.3%	1.8%	1,650 BPS
Wing Systems	8.8%	(117.6% )	12,640 BPS	(31.7% )	(35.6% )	390 BPS
All Other	12.5%	7.4%		30.4%	13.2%
Total Segment Operating (Loss) Earnings as % of Revenues	8.7%	(28.3% )	3,700 BPS	3.7%	(1.0% )	470 BPS

Total Operating (Loss) Earnings as % of Revenues	3.4%	(15.4% )	1,880 BPS	(1.0% )	(0.1% )	(90) BPS

(1)         Warranty reserve of $2.8 million and $7.7 million were reclassified from segment operating income to unallocated cost of sales to conform to current year presentation for each of the three and nine months ended September 27th, 2012, respectively.

Contact information:

Investor Relations: Coleen Tabor (316) 523-7040

Media:  Ken Evans (316) 523-4070

On the web: http://www.spiritaero.com

Spirit Ship Set Deliveries

(One Ship Set equals One Aircraft)

2012 Spirit AeroSystems Deliveries

	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Total 2012
B737	105	105	107	100	417
B747	5	6	7	6	24
B767	7	6	6	6	25
B777	21	21	22	22	86
B787	8	11	9	15	43
Total	146	149	151	149	595

A320 Family	112	109	103	113	437
A330/340	25	24	26	22	97
A350	1	-	1	1	3
A380	7	6	3	8	24
Total	145	139	133	144	561

Business/Regional Jet	12	19	27	26	84

Total Spirit	303	307	311	319	1,240

2013 Spirit AeroSystems Deliveries

	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	YTD 2013
B737	106	115	114		335
B747	6	4	6		16
B767	6	5	3		14
B777	24	25	26		75
B787	17	14	15		46
Total	159	163	164		486

A320 Family	121	117	111		349
A330/340	27	30	26		83
A350	2	1	1		4
A380	7	10	9		26
Total	157	158	147		462

Business/Regional Jet	20	19	27		66

Total Spirit	336	340	338		1,014

Spirit AeroSystems Holdings, Inc.

Condensed Consolidated Statements of Operations

(unaudited)

	For the Three Months Ended		For the Nine Months Ended

	September 26, 2013	September 27, 2012	September 26, 2013	September 27, 2012
	($ in millions, except per share data)
Net revenues	$1,503.7	$1,365.3	$4,466.6	$3,972.1
Operating costs and expenses:
Cost of sales	1,388.4	1,746.7	4,315.7	3,994.6
Selling, general and administrative	52.8	40.6	151.2	125.9
Impact from severe weather event	4.5	(218.8)	19.6	(164.3)
Research and development	7.5	7.3	23.6	21.6
Total operating costs and expenses	1,453.2	1,575.8	4,510.1	3,977.8
Operating income (loss)	50.5	(210.5)	(43.5)	(5.7)
Interest expense and financing fee amortization	(17.1)	(16.2)	(52.0)	(62.6)
Interest income	0.1	-	0.2	0.1
Other income (expense), net	7.4	4.1	(1.2)	3.4
Income (loss) before income taxes and equity in net loss of affiliate	40.9	(222.6)	(96.5)	(64.8)
Income tax benefit	53.0	88.3	62.3	39.4
Income (loss) before equity in net (loss) of affiliate	93.9	(134.3)	(34.2)	(25.4)
Equity in net (loss) of affiliate	(0.2)	(0.1)	(0.3)	(0.5)
Net income (loss)	$93.7	$(134.4)	$(34.5)	$(25.9)

Earnings (loss) per share
Basic	$0.66	$(0.94)	$(0.24)	$(0.18)
Shares	141.4	140.1	141.2	139.8

Diluted	$0.65	$(0.94)	$(0.24)	$(0.18)
Shares	143.4	140.1	141.2	139.8

Spirit AeroSystems Holdings, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

	September 26, 2013	December 31, 2012
	($ in millions)

Current assets
Cash and cash equivalents	$435.6	$440.7
Accounts receivable, net	623.7	420.7
Inventory, net	2,120.0	2,410.8
Other current assets	88.1	83.2
Total current assets	3,267.4	3,355.4
Property, plant and equipment, net	1,767.0	1,698.5
Pension assets	99.2	78.4
Other assets	378.9	283.0
Total assets	$5,512.5	$5,415.3
Current liabilities
Accounts payable	$700.5	$659.0
Accrued expenses	249.7	216.3
Current portion of long-term debt	16.6	10.3
Advance payments, short-term	124.6	70.7
Deferred revenue, short-term	23.1	18.4
Other current liabilities	136.1	92.3
Total current liabilities	1,250.6	1,067.0
Long-term debt	1,152.9	1,165.9
Advance payments, long-term	755.9	833.6
Deferred revenue and other deferred credits	33.5	30.8
Pension/OPEB obligation	78.4	75.6
Other liabilities	269.7	245.5
Equity
Preferred stock, par value $0.01, 10,000,000 shares authorized, no shares issued	-	-
Common stock, Class A par value $0.01, 200,000,000 shares authorized, 120,734,535 and 119,671,298 shares issued, respectively	1.2	1.2
Common stock, Class B par value $0.01, 150,000,000 shares authorized, 23,954,587 and 24,025,880 shares issued, respectively	0.2	0.2
Additional paid-in capital	1,023.3	1,012.3
Accumulated other comprehensive loss	(147.1)	(145.2)
Retained earnings	1,093.4	1,127.9
Total shareholders’ equity	1,971.0	1,996.4
Noncontrolling interest	0.5	0.5
Total equity	1,971.5	1,996.9
Total liabilities and equity	$5,512.5	$5,415.3

Spirit AeroSystems Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(unaudited)

	For the Nine Months Ended

	September 26, 2013	September 27, 2012

	($ in millions)
Operating activities
Net (loss)	$(34.5)	$(25.9)
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation expense	117.4	113.6
Amortization expense	8.7	16.9
Accretion of customer supply agreement	0.3	0.1
Employee stock compensation expense	15.7	12.0
Excess tax benefits from share-based payment arrangements	(0.5)	(1.2)
Loss on disposition of assets	0.2	5.8
Loss from discontinued hedge accounting on interest rate swaps	-	2.2
(Gain) loss on effectiveness of hedge contracts	(1.9)	0.2
Loss (gain) from foreign currency transactions	3.3	(5.9)
Deferred taxes	(104.6)	(100.6)
Long-term tax provision	(2.5)	1.3
Pension and other post-retirement benefits, net	(10.8)	(7.0)
Grant income	(5.3)	(4.1)
Equity in net loss of affiliate	0.3	0.5
Changes in assets and liabilities
Accounts receivable	(206.5)	(242.5)
Inventory, net	331.4	272.6
Accounts payable and accrued liabilities	87.5	111.3
Advance payments	(23.8)	243.7
Deferred revenue and other deferred credits	9.5	(7.3)
Insurance receivable for severe weather related expenses	-	(129.9)
Insurance advances for severe weather related expenses	-	(7.0)
Other	15.4	(13.3)
Net cash provided by operating activities	199.3	235.5
Investing activities
Purchase of property, plant and equipment	(168.1)	(163.5)
Purchase of property, plant and equipment - severe weather related expenses	(23.4)	(7.0)
Insurance proceeds for investment purposes - severe weather related expenses	-	7.0
Other	(0.5)	0.1
Net cash (used in) investing activities	(192.0)	(163.4)
Financing activities
Proceeds from revolving credit facility	-	170.0
Payments on revolving credit facility	-	(170.0)
Proceeds from issuance of debt	-	547.3
Principal payments of debt	(8.0)	(567.0)
Debt issuance and financing costs	(4.1)	(11.3)
Excess tax benefits from share-based payment arrangements	0.5	1.2
Net cash (used in) financing activities	(11.6)	(29.8)
Effect of exchange rate changes on cash and cash equivalents	(0.8)	1.6
Net (decrease) increase in cash and cash equivalents for the period	(5.1)	43.9
Cash and cash equivalents, beginning of the period	440.7	177.8
Cash and cash equivalents, end of the period	$435.6	$221.7

Management believes that the non-GAAP (Generally Accepted Accounting Principles) measures (indicated by *) used in this report provide investors with important perspectives into the company’s ongoing business performance. The company does not intend for the information to be considered in isolation or as a substitute for the related GAAP measure. Other companies may define the measure differently.

Adjusted Earnings Per Share Excluding Impact of Forward Losses and Certain Other Items

	Third Quarter
	2013		2012
	Earnings Per Share		Earnings Per Share

GAAP Diluted Earnings Per Share	$0.65		$(0.94)

2013 Third Quarter Forward Losses	$0.54	a
Net Impact from Severe Weather Event	$0.02	b	$(1.08	)c
2012 Third Quarter Forward Losses			$2.90	d
Favorable Cumulative Catch-up Adjustment	$(0.12	)e	$(0.09	)f
Workforce Reduction	$0.08	g
Tax Impact of Forward Losses and Certain Other Items	$(0.40	)h	$(0.14	)i

Diluted Shares	143.4		140.1

Earnings Per Share Excluding Impact of Forward Losses and Certain Other Items	$0.77		$0.65

a                 Represents the net earnings per share impact of 2013 Third Quarter Forward Loss expense of $123.8 million, including A350 XWB Recurring Fuselage Forward Loss of $78.6 million, A350 XWB Non-recurring Fuselage Forward Loss of $32.7 million, G280 Forward Loss of $6.4 million, 747-8 Forward Loss of $5.3 million, and 767 Forward Loss of $0.8 million. The earnings per share amount is presented net of income taxes of 37.1 percent.

b                 Represents the net earnings per share impact of Severe Weather Event expense of $4.5 million. The earnings per share amount is presented net of income taxes of 37.1 percent.

c                  Represents the net earnings per share impact of the Severe Weather Event including the Insurance Settlement less incurred expenses quarter-to-date of $218.8 million. The earnings per share amount is presented net of income taxes of 31.0 percent.

d                 Represents the net earnings per share impact of 2012 Third Quarter Forward Loss expense of $590.4 million, including 787 Forward Loss of $184.0 million, G650 Forward Loss of $162.5 million, BR725 Forward Loss of $151.0 million, G280 Forward Loss of $88.1 million, A350 XWB Non-recurring Wing Forward Loss of $2.4 million, and 747-8 Forward Loss of $2.4 million. The earnings per share amount is presented net of income taxes of 31.0 percent.

e                  Represents the net earnings per share impact of Favorable Cumulative Catch-up Adjustment of $27.6 million. The earnings per share amount is presented net of income taxes of 37.1 percent.

f                    Represents the net earnings per share impact of Favorable Cumulative Catch-up Adjustment of $18.2 million. The earnings per share amount is presented net of income taxes of 31.0 percent.

g                 Represents the net earnings per share impact of Workforce Reduction expense of $18.4 million. The earnings per share amount is presented net of income taxes of 37.1 percent.

h                 Represents the net earnings per share impact of the Q3 2013 Effective Tax Rate (ETR) attributable to forward losses and certain other items:

Expected taxes at statutory rate - (actual tax expense + other tax benefits not related to statutory ETR) = Tax Impact of Forward Losses and Certain Other Items $15.2 million - ( ($53.0) + $11.4 million) = $56.7 million

QTD Earnings before tax	$40.9
Statutory tax rate	37.1%
Statutory tax	$15.2

QTD Earnings before tax	$40.9
Actual tax rate	(129.5)%
Actual tax expense	$(53.0)

Other benefits not related to statutory ETR	$11.4

Adjusted Tax Expense	$(41.6)

Tax Impact of Forward Losses and Certain Other Items	$56.7

i                    Represents the net earnings per share impact of Q3 2012 Effective Tax Rate (ETR) attributable to forward losses and certain other items.

Q2 2012 YTD ETR - Q3 QTD ETR = rate impact of forward losses and certain other items * Q3 earnings before taxes = Tax Impact of Forward Losses and Certain Other Items 31.0% - 39.7% = (8.7%) * ($222.6) = $19.4

Operating Income % of Revenues Excluding Impact of Forward Losses and Certain Other Items

	Third Quarter
	2013		2012

Operating Income under GAAP	$50.5		$(210.5)

Adjustments to Operating Income:
2013 Third Quarter Forward Losses	$123.8	a
Impact from Severe Weather Event	$4.5		$(218.8)
2012 Third Quarter Forward Losses			$590.4	b
Favorable Cumulative Catch-up Adjustment	$(27.6)		$(18.2)
Workforce Reduction	$18.4
Total Adjustments	$119.1		$353.4

Adjusted Operating Income	$169.6		$142.9

Revenue	$1,503.7		$1,365.3

Adjusted Operating Income % of Revenues	11.3%		10.5%

a                 Net 2013 Third Quarter Forward Loss expense of $123.8 million, including A350 XWB Recurring Fuselage Forward Loss of $78.6 million, A350 XWB Non-recurring Fuselage Forward Loss of $32.7 million, G280 Forward Loss of $6.4 million, 747-8 Forward Loss of $5.3 million, and 767 Forward Loss of $0.8 million.

b                 Net 2012 Third Quarter Forward Loss expense of $590.4 million, including 787 Forward Loss of $184.0 million, G650 Forward Loss of $162.5 million, BR725 Forward Loss of $151.0 million, G280 Forward Loss of $88.1 million, A350 XWB Non-recurring Wing Forward Loss of $2.4 million, and 747-8 Forward Loss Reduction of $2.4 million.

Free Cash Flow

	3rd Quarter		Nine Months
	2013	2012	2013	2012

Cash Provided by Operating Activities	$185.0	$102.7	$199.3	$235.5
Capital Expenditures	$(56.5)	$(66.7)	$(191.5)	$(170.5)
Free Cash Flow	$128.5	$36.0	$7.8	$65.0

Adjusted Free Cash Flow

	3rd Quarter		Nine Months
	2013	2012*	2013	2012*

Cash Provided by Operating Activities	$185.0	$102.7	$199.3	$235.5
Net Severe Weather Impact	$4.5	$23.1	$19.6	$(27.4)
Net A350 Customer Advances		$(48.8)		$(247.5)
Adjusted Cash Provided by (used in) Operating Activities	$189.5	$77.0	$218.9	$(39.4)

Capital Expenditures	$(56.5)	$(66.7)	$(191.5)	$(170.5)
Severe Weather Impact	$7.7	$7.0	$23.4	$7.0
Adjusted Capital Expenditures	$(48.8)	$(59.7)	$(168.1)	$(163.5)

Adjusted Cash Provided by (used in) Operating Activities	$189.5	$77.0	$218.9	$(39.4)
Adjusted Capital Expenditures	$(48.8)	$(59.7)	$(168.1)	$(163.5)
Adjusted Free Cash Flow	$140.7	$17.3	$50.8	$(202.9)

*Insurance proceeds for investment purposes - severe weather related expenses are included in Net Severe Weather Impact